Exhibit 99.1

News Release

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039

Celanese Announces Cash Tender Offer For Up To $1.75 billion Aggregate Purchase Price Of Celanese US Holdings LLC’s Debt Securities

DALLAS (August 10, 2023) – Celanese Corporation (NYSE: CE) (“Celanese”), a global chemical and specialty materials company, today announced that its direct wholly-owned subsidiary Celanese US Holdings LLC (the “Company”) has commenced a cash tender offer (the “Tender Offer”) to purchase the outstanding notes listed in the table below (collectively, the “Notes” and each a “Series” of Notes) having an aggregate purchase price (excluding accrued interest) of up to $1.75 billion (the “Maximum Aggregate Purchase Price”), in the order of priority, and subject to the Series Cap shown in the table below.

Title of Security	CUSIP / ISIN	Aggregate Principal Amount Outstanding	Series Cap (1) (in millions)	Acceptance Priority Level (2)	Reference U.S. Treasury Security	Bloomberg Reference Page (3)	Fixed Spread (basis points) (4)
5.900% Senior Notes due 2024	15089Q AR5/ US15089QAR56	$2,000,000,000	$1,250,000,000	1	1.750% U.S. Treasury due June 30, 2024	FIT 3	45
6.050% Senior Notes due 2025	15089Q AL8/ US15089QAL86	$1,750,000,000	$500,000,000	2	1.750% U.S. Treasury due March 15, 2025	FIT 4	65
3.500% Senior Notes due 2024	15089Q AJ3/ US15089QAJ31	$500,000,000	N/A	3	2.500% U.S. Treasury due April 30, 2024	FIT 3	40

(1)	The Series Cap represents the maximum aggregate principal amount of such series of Notes that will be purchased. The Company reserves the right, but is under no obligation, to increase, decrease or eliminate the Series Cap at any time, including on or after the Price Determination Date, subject to applicable law.

(2)	Subject to the Maximum Aggregate Purchase Price, the Series Cap and proration, the principal amount of each series of Notes that is purchased in the Tender Offer will be determined in accordance with the applicable Acceptance Priority Level (in numerical priority order with 1 being the highest Acceptance Priority Level and 3 being the lowest) specified in this column.

(3)	The Bloomberg Reference Page is provided for convenience only. To the extent any Bloomberg Reference Page changes prior to the Price Determination Date (as defined below), the Lead Dealer Managers referred to below will quote the applicable Reference Treasury Security from the updated Bloomberg Reference Page.

(4)	Includes the Early Tender Premium of $30 per $1,000 principal amount of Notes for each Series.

The terms and conditions of the Tender Offer are described in an Offer to Purchase dated August 10, 2023 (as it may be amended or supplemented, the “Offer to Purchase”). The Tender Offer is subject to the satisfaction of certain conditions as set forth in the Offer to Purchase, including the receipt of aggregate gross proceeds in an amount sufficient to effect the repurchase of the Notes validly tendered and accepted for purchase pursuant to the Offer on or prior to the Early Settlement Date on terms acceptable to the Company from the concurrent public offering of senior debt securities issued by the Company and guaranteed on a senior basis by Celanese, the Company’s parent (the “Parent Guarantor”), and, initially, by each of the Company’s current and future domestic subsidiaries that guarantee the Company’s obligations under its senior credit facilities (the “Subsidiary Guarantors” and, collectively with the Parent Guarantor, the “Guarantors”).

Subject to applicable law, the Company may waive any and all of these conditions or extend, terminate or withdraw the Tender Offer with respect to one or more Series of Notes including increase or decrease the Maximum Aggregate Purchase Price and/or increase, decrease or eliminate the Series Cap at any time, including on or after the Price Determination Date. The Tender Offer is not conditioned upon any minimum amount of Notes being tendered. Capitalized terms used in this news release and not defined herein have the meanings given to them in the Offer to Purchase.

The amounts of each Series of Notes that are purchased in the Tender Offer will be determined in accordance with the priorities identified in the column “Acceptance Priority Level” in the table above and will be subject to the Series Cap. The Tender Offer will expire at 5:00 p.m., New York City time, on September 8, 2023, unless extended (such date and time, as the same may be extended, the “Expiration Date”) or earlier terminated. In order to receive the applicable Total Tender Offer Consideration, holders of Notes subject to the Tender Offer must validly tender and not validly withdraw their Notes before the Early Tender Deadline, which is 5:00 p.m., New York City time, on August 23, 2023, unless extended. Holders of Notes subject to the Tender Offer who validly tender their Notes after the Early Tender Deadline and before the Expiration Date and whose Notes are accepted for purchase will receive the applicable Late Tender Offer Consideration.

The applicable Total Tender Offer Consideration for each $1,000 in principal amount of Notes tendered and not withdrawn before the Early Tender Deadline and accepted for payment pursuant to the Tender Offer on the Early Settlement Date (as defined below) will be determined in the manner described in the Offer to Purchase. The consideration will be determined by reference to a fixed spread specified for each Series of Notes over the yield based on the bid-side price of the applicable Reference U.S. Treasury Security specified in the table above, as fully described in the Offer to Purchase. The consideration will be calculated by the Lead Dealer Managers for the Tender Offer at 10:00 a.m., New York City time, on the business day immediately following the Early Tender Deadline, unless extended (such date and time, as the same may be extended, the “Price Determination Date”). The Price Determination Date is expected to be August 24, 2023. The Early Tender Premium for each Series of Notes is $30 per $1,000 principal amount of Notes. The Late Tender Offer Consideration for the Notes purchased pursuant to the Tender Offer will be calculated by taking the Total Tender Offer Consideration for the applicable Series of Notes and subtracting from it the Early Tender Premium of $30 per $1,000 principal amount of Notes.

In addition to the applicable Total Tender Offer Consideration or applicable Late Tender Offer Consideration, as the case may be, accrued and unpaid interest up to, but not including, the applicable Settlement Date will be paid in cash on all validly tendered Notes accepted for purchase in the Tender Offer. The purchase price plus accrued and unpaid interest for Notes that are validly tendered and not validly withdrawn on or before the Early Tender Deadline and accepted for purchase will be paid by the Company in same day funds promptly following the Early Tender Deadline (the “Early Settlement Date”). The Company expects that the Early Settlement Date will be August 25, 2023, the second business day after the Early Tender Deadline. The purchase price plus accrued and unpaid interest for Notes that are validly tendered after the Early Tender Deadline and on or before the Expiration Date and accepted for purchase will be paid by the Company in same day funds promptly following the Expiration Date (the “Final Settlement Date”). The Company expects that the Final Settlement Date will be September 12, 2023, the second business day after the Expiration Date, assuming Notes representing an aggregate purchase price equal to the Maximum Aggregate Purchase Price are not purchased on the Early Settlement Date. No tenders will be valid if submitted after the Expiration Date. If Notes are validly tendered and not validly withdrawn having an aggregate purchase price equal to or greater than the Maximum Aggregate Purchase Price as of the Early Tender Deadline, Holders who validly tender Notes after the Early Tender Deadline but on or before the Expiration Date will not have any of their Notes accepted for purchase, subject to the Series Cap. Holders of Notes subject to the Tender Offer who validly tender their Notes on or before the Early Tender Deadline may not withdraw their Notes after 5:00 p.m., New York City time, on August 23, 2023, unless extended (such date and time, as the same may be extended, the “Withdrawal Deadline”), except in the limited circumstances described in the Offer to Purchase. Holders of Notes subject to the Tender Offer who validly tender their Notes after the Withdrawal Deadline but on or before the Expiration Date may not withdraw their Notes except in the limited circumstances described in the Offer to Purchase.

Subject to the Maximum Aggregate Purchase Price and the Series Cap, all Notes validly tendered and not validly withdrawn at or before the Early Tender Deadline having a higher Acceptance Priority Level will be accepted before any validly tendered and not validly withdrawn Notes having a lower Acceptance Priority Level, and all Notes validly tendered after the Early Tender Deadline having a higher Acceptance Priority Level will be accepted before any Notes tendered after the Early Tender Deadline having a lower Acceptance Priority Level. However, if Notes are validly tendered and not validly withdrawn having an aggregate purchase price less than the Maximum Aggregate Purchase Price as of the Early Tender Deadline, Notes validly tendered and not validly withdrawn at or before the Early Tender Deadline, subject to the Series Cap, will be accepted for purchase in priority to Notes tendered after the Early Tender Deadline, even if such Notes tendered after the Early Tender Deadline have a higher Acceptance Priority Level than Notes validly tendered and not validly withdrawn at or before the Early Tender Deadline. Notes of the Series in the last Acceptance Priority Level accepted for purchase in accordance with the terms and conditions of the Tender Offer may be subject to proration so that the Company will only accept for purchase Notes having an aggregate purchase price of up to the Maximum Aggregate Purchase Price.

From time to time, the Company may purchase additional Notes in the open market, in privately negotiated transactions, through tender offers or otherwise, or may redeem Notes pursuant to the terms of the applicable indenture governing the applicable Series of Notes. Any future purchases or redemptions may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offer. Any future purchases by the Company will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company may choose to pursue in the future. The effect of any of these actions may directly or indirectly affect the price of any Notes that remain outstanding after the consummation or termination of the Tender Offer.

Notwithstanding any other provision of the Tender Offer, the Company’s obligation to accept for purchase, and to pay for, Notes validly tendered and not validly withdrawn, if applicable, pursuant to the Tender Offer (up to the Maximum Aggregate Purchase Price, the Series Cap and subject to proration) is subject to, and conditioned upon, the satisfaction of or, where applicable, its waiver of, the General Conditions (as defined below) and the condition that the Company receive aggregate gross proceeds from the Concurrent Notes Offering on or prior to the Early Settlement Date in an amount that is sufficient to effect the repurchase of the Notes validly tendered and accepted for purchase pursuant to this Offer to Purchase, on terms satisfactory to the Company in its sole discretion (the “Financing Condition”).

BofA Securities, Inc., J.P. Morgan Securities LLC and TD Securities (USA) LLC are the Lead Dealer Managers for the Tender Offer. D.F. King & Co., Inc. is the Tender Agent and Information Agent. Persons with questions regarding the Tender Offer should contact BofA Securities, Inc. at +1 (888) 292-0070 (toll-free) or +1 (980) 387-5602 (collect) or debt_advisory@bofa.com, J.P. Morgan Securities LLC at +1 (866) 834-4666 (toll free) or +1 (212) 834-3554 (collect) or TD Securities (USA) LLC (toll-free) at +1 (866) 584-2096 (collect). Questions regarding the tendering of Notes and requests for copies of the Offer to Purchase and related materials should be directed to D.F. King & Co., Inc. at (212) 269-5550 (for banks and brokers) or (800) 317-8033 (all others, toll-free) or email CE@dfking.com.

This news release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Tender Offer is made only by the Offer to Purchase and the information in this news release is qualified by reference to the Offer to Purchase dated August 10, 2023. There is no separate letter of transmittal in connection with the Offer to Purchase. None of the Company, Celanese, the Celanese Board of Directors, the Lead Dealer Managers, the Tender Agent and Information Agent or the trustees with respect to any Notes is making any recommendation as to whether holders should tender any Notes in response to the Tender Offer, and neither Company nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

About Celanese

Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 13,000 employees worldwide and had 2022 net sales of $9.7 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com.

Forward-Looking Statements:

This release may contain “forward-looking statements,” which include information concerning the expected timing of the Tender Offer, our ability to complete the Tender Offer, other terms of the Tender Offer including the Financing Condition and the General Condition, the successful completion of the concurrent Notes Offering, and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “will” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied by the forward-looking statements contained in this release. Numerous other factors, many of which are beyond Celanese’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Other risk factors include those that are discussed in Celanese’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and Celanese undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Celanese Contacts:

Investor Relations	Media Relations – Global	Media Relations Europe (Germany)
Brandon Ayache	Brian Bianco	Petra Czugler
+1 972 443 8509	+1 972 443 4400	+49 69 45009 1206
brandon.ayache@celanese.com	media@celanese.com	petra.czugler@celanese.com